                                                                Exhibit 99(g)(1)


Item 8. - Financial Statements and Supplementary Data                                                   Page
Index to Consolidated Financial Statements

Auditors' Report                                                                                         11

Consolidated Balance Sheet - June 2, 1996 and May 28, 1995                                              12-13

Consolidated Statement of Earnings - Three years ended June 2, 1996                                      14

Consolidated Statement of Cash Flows - Three years ended June 2, 1996                                    15

Consolidated Statement of Shareholders' Equity - Three years ended June 2, 1996                          16

Notes to Consolidated Financial Statements - Three years ended June 2, 1996                             17-23

Quarterly Results (Unaudited)                                                                            23

                                AUDITORS' REPORT

Shareholders
Frisch's Restaurants, Inc.


      We have audited the accompanying consolidated balance sheet of Frisch's Restaurants, Inc. (an Ohio corporation) and Subsidiaries as of June 2, 1996 and May 28, 1995 and the related consolidated statements of earnings, cash flows, and shareholders' equity for each of the three years in the period ended June 2, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

      We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

      In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Frisch's Restaurants, Inc. and Subsidiaries as of June 2, 1996 and May 28, 1995, and the consolidated results of their operations and their cash flows for each of the three years in the period ended June 2, 1996, in conformity with generally accepted accounting principles.


GRANT THORNTON LLP
Cincinnati, Ohio
July 10, 1996

                  FRISCH'S RESTAURANTS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                         June 2, 1996 and May 28, 1995
                                     ASSETS


                                                                               1996                         1995
                                                                               ----                         ----
Current Assets
Cash                                                                      $    134,944                 $    219,650
Receivables
        Trade                                                                1,107,394                      986,360
        Other                                                                  963,347                      560,122
Inventories                                                                  3,725,755                    3,945,660
Prepaid expenses and sundry deposits                                         1,280,006                    1,705,463
Prepaid and deferred income taxes                                            1,352,315                      723,523
                                                                          ------------                 ------------
                Total current assets                                         8,563,761                    8,140,778
Property and Equipment - At Cost
Land and improvements                                                       24,712,017                   23,623,581
Buildings                                                                   54,871,830                   53,292,215
Equipment and fixtures                                                      53,876,413                   53,466,613
Leasehold improvements and buildings on leased land                         24,640,369                   24,404,208
Capitalized leases                                                           9,632,186                    9,640,938
Construction in progress                                                     2,393,653                    3,226,921
                                                                          ------------                 ------------
                                                                           170,126,468                  167,654,476
        Less accumulated depreciation and amortization                      70,886,768                   69,596,486
                                                                          ------------                 ------------
                Net property and equipment                                  99,239,700                   98,057,990
Other Assets
Intangible assets                                                              761,017                      765,092
Investments in land - at cost                                                2,001,135                      641,764
Property held for sale                                                       1,766,068                    1,966,681
Net cash surrender value-life insurance policies                             3,447,360                    3,162,902
Deferred income taxes                                                          551,072                      409,643
Other                                                                        2,065,728                    2,403,243
                                                                          ------------                 ------------
                Total other assets                                          10,592,380                    9,349,325
                                                                          ------------                 ------------
                                                                          $118,395,841                 $115,548,093
                                                                          ============                 ============

The accompanying notes are an integral part of these statements.

                  FRISCH'S RESTAURANTS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEET
                         June 2, 1996 and May 28, 1995
                                  LIABILITIES


                                                                              1996                         1995
                                                                              ----                         ----
Current Liabilities
Long-term obligations due within one year
        Long-term debt                                                    $  2,162,860                 $  2,206,048
        Obligations under capitalized leases                                   467,706                      466,035
        Self insurance                                                       1,862,957                    1,221,460
Accounts payable                                                             8,109,024                    8,572,166
Accrued expenses                                                             5,805,262                    5,758,656
Income taxes                                                                    50,161                         -
                                                                          ------------                 ------------
                Total current liabilities                                   18,457,970                   18,224,365
Long-Term Obligations
Long-term debt                                                              20,098,890                   18,437,837
Obligations under capitalized leases                                         6,229,351                    6,409,216
Self insurance                                                               5,879,111                    5,641,927
Other                                                                        2,423,485                    2,207,356
                                                                          ------------                 ------------
                Total long term obligations                                 34,630,837                   32,696,336
Commitments                                                                           -                        -
Shareholders' Equity
Capital stock
        Preferred stock - authorized, 3,000,000 shares
                without par value; none issued                                        -                        -
        Common stock - authorized, 12,000,000 shares
                without par value; issued, 7,080,195 and 6,808,939
                shares - stated value - $1                                   7,080,195                    6,808,939
Additional contributed capital                                              56,794,272                   54,624,224
                                                                          ------------                 ------------
                                                                            63,874,467                   61,433,163
Retained earnings                                                            4,860,713                    6,622,375
                                                                          ------------                 ------------
                                                                            68,735,180                   68,055,538
Less cost of treasury stock (197,586 and 189,987 shares)                     3,428,146                    3,428,146
                                                                          ------------                 ------------
                Total shareholders' equity                                  65,307,034                   64,627,392
                                                                          ------------                 ------------
                                                                          $118,395,841                 $115,548,093
                                                                          ============                 ============

The accompanying notes are an integral part of these statements.

                   FRISCH'S RESTAURANTS, INC. AND SUBSIDIARIES
                       CONSOLIDATED STATEMENT OF EARNINGS

                         Three years ended June 2, 1996


                                                             1996              1995            1994
                                                         -------------    -------------    -------------
Revenue
Sales                                                    $165,425,731     $161,429,199     $157,995,557
Other                                                       1,519,025        1,629,985        2,069,787
                                                         -------------    -------------    -------------
       Total revenue                                      166,944,756      163,059,184      160,065,344
Costs and expenses
Cost of sales
       Food and paper                                      53,123,133       52,298,714       51,070,559
       Payroll and related                                 58,571,618       56,334,783       52,827,393
       Other operating costs                               41,650,300       40,781,489       37,792,524
                                                         -------------    -------------    -------------
                                                          153,345,051      149,414,986      141,690,476
General and administrative                                  3,745,047        4,581,541        5,030,018
Advertising                                                 4,025,872        4,008,237        3,872,710
Interest                                                    2,411,313        1,961,084        1,554,168
                                                         -------------    -------------    -------------
       Total costs and expenses                           163,527,283      159,965,848      152,147,372
                                                         -------------    -------------    -------------
       Earnings before income taxes                         3,417,473        3,093,336        7,917,972
Income taxes
Current
       Federal                                              1,366,294        1,169,007        3,403,354
       Less tax credits                                      (290,884)        (436,358)        (551,624)
       State and municipal                                    362,549          110,246          701,878
Deferred                                                     (330,225)        (107,930)        (711,210)
                                                         -------------    -------------    -------------
                                                            1,107,734          734,965        2,842,398
                                                         -------------    -------------    -------------
       NET EARNINGS                                      $  2,309,739     $  2,358,371     $  5,075,574
                                                         =============    =============    =============
Primary and fully diluted net earnings per share                 $.34             $.34             $.74
                                                         =============    =============    =============

Weighted average number of primary and fully
       diluted common shares and equivalents
       assumed outstanding during the year                  6,882,609        6,882,391        6,885,993
                                                         =============    =============    =============


The accompanying notes are an integral part of these statements.

                  FRISCH'S RESTAURANTS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENT OF CASH FLOWS

                         Three years ended June 2, 1996


                                                                       1996                 1995                 1994
                                                                       ----                 ----                 ----
Cash flows provided by (used in) operating activities:
Net income                                                        $  2,309,739          $  2,358,371         $  5,075,574
Adjustments to reconcile net income
  to net cash from operating activities:
  Depreciation and amortization                                     10,350,326             9,821,080            9,289,290
  (Gain) loss on disposition of assets                                (829,854)             (345,380)              30,044
  Write off Texas goodwill                                                  -                   -                 886,447
  Changes in assets and liabilities:
    (Increase) decrease in receivables                                (524,259)              858,036             (282,222)
    Decrease (increase) in inventories                                 219,905                (8,621)            (348,890)
    Decrease in prepaid  expenses and sundry deposits                  425,457                83,465              462,468
    Increase in prepaid and deferred income taxes                     (770,221)             (509,494)          (1,001,096)
    (Decrease) increase in accounts payable                           (463,142)              162,257             (119,749)
    Increase in accrued expenses                                        46,606               128,095              165,976
    Increase (decrease) in accrued income taxes                         50,161               (36,102)             (68,819)
    Decrease (increase) in other assets                                111,697               321,374              (14,041)
    Increase in self insured obligations                               878,681             1,077,583              314,735
    Increase (decrease) in other liabilities                           216,129               336,239              (84,221)
                                                                  ------------          ------------         ------------
      Net cash provided by operating activities                     12,021,225            14,246,903           14,305,496
Cash flows provided by (used in) investing activities:
Additions to property                                              (15,362,001)          (23,283,499)         (18,312,487)
Proceeds from disposition of property                                3,941,466             2,245,680            2,654,072
Increase in other assets                                              (104,970)             (524,789)            (486,200)
                                                                  ------------          ------------         ------------
      Net cash (used in) investing activities                      (11,525,505)          (21,562,608)         (16,144,615)
Cash flows provided by (used in) financing activities:
Proceeds from borrowings                                             8,000,000            10,385,000            4,000,000
Payment of long-term debt and capital lease obligations             (6,950,329)           (1,489,525)            (961,863)
Cash dividends paid                                                 (1,630,097)           (1,570,418)          (1,518,263)
Treasury share transactions                                                 -                  9,398              (26,532)
                                                                  ------------          ------------         ------------
      Net cash (used in) provided by financing activities             (580,426)            7,334,455            1,493,342
                                                                  ------------          ------------         ------------
Net (decrease) increase in cash and equivalents                        (84,706)               18,750             (345,777)
Cash and equivalents at beginning of year                              219,650               200,900              546,677
                                                                  ------------          ------------         ------------
Cash and equivalents at end of year                               $    134,944          $    219,650         $     200,900
                                                                  ============          ============         =============
Supplemental disclosures:
Stock dividends issued                                            $  2,441,304          $  2,706,460         $  3,855,228
Interest paid                                                        2,549,352             1,872,183            1,548,826
Income taxes paid                                                    2,319,962             1,419,798            3,914,978
Income tax refunds received                                            492,168               139,237                2,665
Lease transactions capitalized                                         390,000                  -                 179,640


The accompanying notes are an integral part of these statements.

                  FRISCH'S RESTAURANTS, INC. AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY

                         Three years ended June 2, 1996


                                            Common stock
                                          at $1 per share -    Additional
                                             Shares and       contributed        Retained         Treasury
                                               amount           capital          earnings          shares            Total
                                               ------           -------          --------          ------            -----
Balance at May 30, 1993                      $6,297,536        $48,591,962      $8,838,799      ($3,429,035)       $60,299,262
Net earnings for the year                             -                  -       5,075,574                -          5,075,574
Treasury shares reissued                              -             (8,413)              -           52,973             44,560
Treasury shares acquired                              -                  -               -          (71,092)           (71,092)
Dividends
  Cash - $.24 per share                               -                  -      (1,518,263)               -         (1,518,263)
  Stock - 4%                                    250,665          3,604,563      (3,855,228)               -                  -
                                             ----------        -----------      ----------      -----------        -----------
Balance at May 29, 1994                       6,548,201         52,188,112       8,540,882       (3,447,154)        63,830,041
Net earnings for the year                             -                  -       2,358,371                -          2,358,371
Treasury shares reissued                              -             (9,610)              -           23,771             14,161
Treasury shares acquired                              -                  -               -           (4,763)            (4,763)
Dividends
  Cash - $.24 per share                               -                  -      (1,570,418)               -         (1,570,418)
  Stock - 4%                                    260,738          2,445,722      (2,706,460)               -                  -
                                             ----------        -----------      ----------      -----------        -----------
Balance at May 28, 1995                       6,808,939         54,624,224       6,622,375       (3,428,146)        64,627,392
Net earnings for the year                             -                  -       2,309,739                -          2,309,739
Dividends
  Cash - $.24 per share                               -                  -      (1,630,097)               -         (1,630,097)
  Stock - 4%                                    271,256          2,170,048      (2,441,304)               -                  -
                                             ----------        -----------      ----------      -----------        -----------
Balance at June 2, 1996                      $7,080,195        $56,794,272      $4,860,713      ($3,428,146)       $65,307,034
                                             ==========        ===========      ==========      ===========        ===========

The accompanying notes are an integral part of these statements.

FRISCH'S RESTAURANTS, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Three years ended June 2, 1996


NOTE A - ACCOUNTING POLICIES

A summary of the Company's significant accounting policies consistently applied in the preparation of the accompanying consolidated financial statements follows:

Consolidation Practices

The consolidated financial statements include the accounts of Frisch's Restaurants, Inc. and all of its subsidiaries.

Cash and Cash Equivalents

Highly liquid investments with original maturities of three months or less are considered to be cash equivalents. Outstanding checks in the amount of $690,462 were included in accounts payable at May 28, 1995.

Receivables

The Company values its trade notes and accounts receivable on the reserve method. The reserve balance was immaterial for the years ended June 2, 1996 and May 28, 1995.

Inventories

Inventories, comprised principally of food items, are valued at the lower of cost, determined by the first-in, first-out method, or market.

Income Taxes

Taxes are provided on all items included in the statement of earnings regardless of when such items are reported for tax purposes.

Property and Equipment

Depreciation is provided principally on the straight-line method over the estimated service lives of the assets.

Intangible and Other Assets

The excess of cost over equity in net assets of subsidiaries acquired prior to November 1, 1970, is not currently being amortized because, in the opinion of management, the value has not decreased.

Due to changed business conditions, plans for the development of Company operated or franchised Big Boy restaurants in the state of Texas ceased during the year ended May 29, 1994. Accordingly, the remaining goodwill of $886,447 ascribed to the acquisition of Big Boy licensing rights for Texas was charged against earnings during the year ended May 29, 1994.

Net cash surrender value of life insurance policies includes the cash values of two policies written by a life insurance company that is under regulatory supervision pursuant to an Order of Rehabilitation on August 12, 1994. There are restraints which restrict policy surrenders, loans and reductions in face amount. This company's mortgage portfolio has been sold, significantly improving the liquidity of its estate, thus facilitating the anticipated transfer of policy liabilities to creditworthy carriers. Although adjustments may become necessary to values in existence prior to August 12, 1994, the rehabilitator has concluded that policyholders' account values should be fully preserved.

Advertising Costs

Advertising costs are charged to expense as incurred. There are no significant advertising costs on the balance sheet for the years ended June 2, 1996 and May 28, 1995.

New Store Opening Costs

New store opening costs are capitalized and amortized over a one year period from the date each new store opened. Items capitalized include new employee training costs, the cost of an employee team to coordinate the opening and the cost of certain replacement items such as uniforms and china.

Benefit Plans

The Company has two defined benefit pension plans covering substantially all of its employees. The benefits are based on years-of-service and other factors. The Company's funding policy is to contribute annually the maximum amount that can be deducted for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service-to-date, but also for those expected to be earned in the future. The Company also has a non-qualified supplemental retirement plan for certain key employees.

Self Insurance

The Company self-insures its casualty and a portion of its employee medical coverages. Self insurance costs are accrued based on management's estimate for future claims. There is insurance in place which provides for catastrophic losses.

Revenue Recognition

Franchise fees, based on sales of franchisees, are recorded on the accrual method as earned. There was no significant income from initial fees during the last three years.

Fair Value of Financial Instruments

The carrying value of the Company's financial instruments approximates fair value.

Investment in Sports Franchise

The Company's limited partnership investment in the Cincinnati Reds is carried at cost. An income distribution of $254,500 was recorded in earnings in 1994. No distributions were received in 1996 or 1995.

Fiscal Year

The Company's fiscal year ends on the Sunday nearest to the last day of May. Fiscal year 1996 was comprised of 53 weeks compared with 52 weeks for fiscal years 1995 and 1994.

Business Segments

The Company operates principally in the food service industry and additionally operates two hotels. During the last three years, restaurant operations have constituted a dominant segment in accordance with SFAS statement No. 14, "Financial Reporting for Segments of a Business Enterprise."

Use of Estimates

The preparation of financial statements requires management to use estimates and assumptions in certain areas that affect the amounts reported. These judgments are based on knowledge and experience about past and current events, and assumptions about future events. Although management believes its estimates are reasonable and adequate, future events affecting them may differ markedly from current judgment.

Some of the more significant areas requiring the use of estimates include self insurance liabilities, deferred store closing costs, value of goodwill, real estate held for sale, and deferred executive compensation.

New Accounting Standards

The Company is required to adopt Financial Accounting Standard Number 121 (SFAS
121), "Accounting for the Impairment of Long-Lived Assets and for Long Lived Assets to be Disposed of" and SFAS 123 "Accounting for Stock Based Compensation" in fiscal year 1997.

SFAS 121 requires impairment losses to be recognized on long-lived assets, whether used in the operation of the business or held for disposal, when events or changes in circumstances indicate that the assets' carrying amount may not be fully recoverable. The Company considers a history of cash flow losses in established areas to be its primary indicator of potential impairment. Based on current information, the Company does not believe the effect upon adoption will be material.

SFAS 123 establishes new accounting and reporting standards for stock based compensation plans. Companies may elect to adopt this standard using a fair-value based method or continue using the intrinsic value method of measuring compensation expense prescribed under the current guidance of Accounting Principles Board Opinion Number 25 (APB 25).

Since the Company will elect to continue using the intrinsic value method, SFAS 123 will not affect the Company's statement of earnings or financial position. SFAS 123 requires companies electing to continue using the rules of APB 25 to make pro forma disclosures of net income and earnings per share as though the fair value method had been elected. Pro forma disclosures of future options granted and stock issued will be reflected in the footnotes of the Company's consolidated financial statements when required.


NOTE B - LONG-TERM DEBT

                                         1996                           1995
                              ---------------------------    ---------------------------
                                  Payable      Payable          Payable       Payable
                                  within        after           within         after
                                 one year     one year         one year      one year
                                                    (in thousands)
Revolving credit loan           $     -       $11,500           $      -    $   8,000
Term loan                          1,625        8,375              1,625        9,875
Other                                538          224                581          563
                                 --------     -------           ---------   ---------

                                $  2,163      $20,099           $  2,206    $  18,438
                                =========     =======           =========   =========

The portion payable after one year matures as follows:

                                                                 1996             1995
                                                                     (in thousands)
                                Period ending in 1997         $       -       $   1,839
                                                 1998             1,724           1,724
                                                 1999             1,500           9,500
                                                 2000            13,000           1,500
                                                 2001             1,500           1,500
                                   Subsequent to 2001             2,375           2,375
                                                              ---------        --------
                                                              $  20,099       $  18,438
                                                              =========       =========

The revolving credit loan is a $20,000,000 line of credit, $11,500,000 of which is outstanding at June 2, 1996. This credit loan matures on September 1, 1999, unless extended. Interest is payable quarterly determined by various indices, currently 6.26%. The term loan, converted from a revolving credit loan during the year ended May 28, 1995, is payable in monthly installments of $125,000 through December 31, 2002. Interest is also payable monthly at a rate equal to the prime rate up to a maximum of 7.5% through December 31, 1997. The rate for the final five years shall also be equal to the prime rate, not to exceed 8.5%.

These agreements contain covenants relating to net worth, interest expense, debt and capitalization changes, investments, leases, and restrictions on pledging certain restaurant operating assets.

The Company also has a $2,494,000 outstanding letter of credit in support of its self insurance.

Other debt includes industrial revenue bonds that were issued in 1978, payable in annual installments of $200,000 through 1998 and bear interest at 7.4%. Property and equipment having a book value at June 2, 1996 of $3,150,000 is pledged as collateral for the bonds.


NOTE C - LEASED PROPERTY

The Company has capitalized the leased property of 50% of its non-owned restaurant locations. The majority of the leases are for fifteen or twenty years and contain renewal options for ten to fifteen years. Delivery equipment is held under capitalized leases expiring during periods to 2001. The Company also occupies office space under an operating lease which expires during 2003.

An analysis of the leased property follows:


                                                         Asset balances at
                                                        1996             1995
                                                     --------------------------
                                                           (in thousands)
           Restaurant facilities                      $  8,762          $  9,161
           Equipment                                       870               480
                                                      ---------         --------
                                                         9,632             9,641

                Less accumulated amortization           (5,154)           (5,057)
                                                      ---------         --------
                                                      $  4,478          $  4,584
                                                      =========         ========

Total rental expense of operating leases was approximately $1,575,000 in 1996, $1,675,000 in 1995 and $1,828,000 in 1994.

Future minimum lease payments under capitalized leases and operating leases having an initial or remaining term of one year or more follow:

                                                           Capitalized          Operating
                  Year ending in:                            leases              leases
                                                           -----------          ---------
                                                                    (in thousands)
                  1997                                      $ 1,181              $ 1,283
                  1998                                        1,098                1,242
                  1999                                        1,036                1,075
                  2000                                          981                  966
                  2001                                          878                  855
                  2002 to 2020                                7,028                4,135
                                                            ---------            -------
                      Total                                  12,202              $ 9,556
                                                                                 =======
                  Amount representing interest               (5,505)
                                                            ----------
                  Present value of obligations                6,697
                  Portion due within one year                  (468)
                                                            ----------
                  Long-term obligations                     $ 6,229
                                                            ==========

NOTE D - INCOME TAXES

The variations between the statutory Federal rate and the effective rates are summarized as follows:

                                                         Percent of pretax earnings
                                                     ----------------------------------
                                                       1996         1995          1994
                                                       ----         ----          ----
              Statutory U.S. Federal income tax         34.0         34.0          34.0
              Tax credits                               (8.5)       (14.1)         (7.0)
              State and municipal income taxes
                  (net of Federal tax benefit)           7.0          2.4           5.8
              Non-deductible write off of goodwill         -            -           3.9
              Other                                      (.1)          1.5          (.8)
                                                     --------      --------       -----
              Effective Rate                            32.4         23.8          35.9
                                                     ========      ========       ======

The components of the deferred tax asset (liability) were as follows (in thousands):

                                                                 1996             1995
                                                               ---------        ------
Deferred compensation                                          $    623         $   593
Partnership interest                                                  -             266
Compensated absences                                                563             546
Self insurance                                                    2,442           2,231
Other                                                               160             131
                                                               ---------        -------
Total deferred tax assets                                         3,788           3,767

New store opening cost                                             (118)           (275)
Investment in tax benefits                                         (731)           (846)
Depreciation                                                     (1,545)         (1,481)
Other                                                              (384)           (554)
                                                               ---------        -------
Total deferred tax liabilities                                   (2,778)         (3,156)
                                                               ---------        -------
Net deferred tax asset                                         $  1,010         $   611
                                                               =========        =======

NOTE E - CAPITAL STOCK

Shareholders approved the 1993 Stock Option Plan on October 4, 1993. The plan authorizes the grant of stock options for up to 540,800 shares of the Common Stock of the Company for a ten year period beginning May 9, 1994. Shares may be optioned at not less than seventy-five percent of the fair market value on the date granted and may include stock appreciation rights. No options have been granted under the 1993 plan.

The 1984 Stock Option Plan expired on May 8, 1994. Outstanding options are exercisable within ten years from the date of grant. The exercise price is the fair market value as of the date granted.

The outstanding stock options for the 1984 plan follow:

                                                                                Option Price
                                                              ------------------------------------------
                                           Shares                  Per Share                  Total
                                     -------------------      --------------------      -------------------
Chairman                                   82,110                    $17.48               $1,435,283
President                                  97,975                $14.95-$21.66             1,956,804
Other key employees                        79,338                    $17.48                1,386,828

The Company also has reserved 56,243 shares for issuance under the Frisch's Executive Savings Plan. Shares reserved under these plans have been adjusted for stock dividends. There are no other outstanding options, warrants or rights.


NOTE F - PENSION PLANS

Net pension expense included the following components (in thousands):

                                                       1996              1995              1994
                                                      ---------        ---------        -------
Service cost - benefits earned during the period      $  1,022         $ 1,008          $  1,039
Interest cost on projected benefit obligations             939             978               988
Investment gain on plan assets                          (3,032)         (2,001)           (1,288)
Net amortization and deferral                            1,439             359              (418)
                                                      ---------        ---------        ---------
Net periodic pension cost                             $    368         $   344          $    321
                                                      =========        =========        ========

The following table sets forth the plans' funded status and amounts recognized in the Company's balance sheet at June 2, 1996 and May 28, 1995 (in thousands):

                                                                                          1996       1995
                                                                                          ----       ----
Plan assets at fair market value, primarily marketable securities and insurance funds    $18,597   $16,451
                                                                                         -------   -------
Actuarial present value of benefit obligations:
       Vested benefits                                                                     9,895     8,300
       Non vested benefits                                                                   802       823
                                                                                         -------   -------
Accumulated benefit obligations                                                           10,697     9,123
Effect of projected future salary increases                                                2,997     3,201
                                                                                         -------   -------
Projected benefit obligations                                                             13,694    12,324
                                                                                         -------   -------
Plan assets in excess of projected benefit obligations (including approximately
       $369 at 1996 and $360 at 1995 withdrawable by participants upon demand)             4,903     4,127
Unrecognized net gains                                                                    (4,349)   (3,259)
Unrecognized prior service cost                                                              641       599
Unrecognized net transition (assets)                                                      (1,421)   (1,658)
                                                                                         -------   --------

Net accrued pension cost included in the balance sheet                                   $  (226)  $  (191)
                                                                                         =======   =======

Assumptions used to develop net periodic pension cost and the actuarial present value of projected benefit obligations:

                                                                     1996         1995         1994
                                                                  ---------     --------     ------
Expected long-term rate of return on plan assets                     8.50%        8.50%        8.50%
Weighted average discount rate                                       7.25         7.25         7.25
Rate of increase in compensation levels                              5.50         5.50         5.50

NOTE G - EARNINGS PER SHARE

Earnings per common share are based on the weighted average number of common shares outstanding during the year (6,882,609 in 1996, 6,882,391 in 1995 and 6,885,993 in 1994). Stock options outstanding during the three years did not have a material dilutive effect on earnings per share.

QUARTERLY RESULTS (UNAUDITED)

                             Year Ended June 2, 1996                            Year Ended May 28, 1995
                   -------------------------------------------         -------------------------------------------
                         (In Thousands)                                      (In Thousands)
                   -------------------------------                    -------------------------------
                                             Net      Earnings                                 Net        Earnings
                              Operating   earnings     (loss)                    Operating   earnings      (loss)
                   Revenue     profit      (loss)    per share         Revenue     profit     (loss)     per share
                   -------     ------      ------    ---------         -------     ------     ------     ---------
1st Quarter       $ 52,666   $ 4,409      $  883         $.13         $ 50,836    $ 4,820     $1,203        $.17
2nd Quarter         39,205     3,070         788          .11           38,873      3,626      1,108         .16
3rd Quarter         33,996     1,055        (444)        (.06)          34,670        791       (752)       (.11)
4th Quarter         41,078     3,547       1,083          .16           38,680      2,777        799         .12
                  --------   -------      ------         ----         --------    -------     ------        ----
Year's Total      $166,945   $12,081      $2,310         $.34         $163,059    $12,014     $2,358        $.34
                  ========   =======      ======         ====         ========    =======     ======        ====


The first quarter of each year contained sixteen weeks. The second and third quarters of each year contained twelve weeks. The fourth quarter of fiscal 1996 contained thirteen weeks compared to twelve weeks in fiscal 1995.

Net earnings for the first quarters of 1996 and 1995 and the fourth quarter of 1996 included favorable adjustments of $220,000, $440,000, and $330,000 respectively, resulting from lower than anticipated claims in the Company's self insured casualty insurance program.

The fourth quarter of 1995 included a $160,000 favorable adjustment of income tax expense to reflect the actual effective rate for the year.